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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
--------------------------------------------------------------------------------
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                AMENDMENT NO. 2*

                                  MAXYGEN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    577776107
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                                 (CUSIP Number)

                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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CUSIP No.  577776107


1.   Names of Reporting Persons:
     I.R.S. Identification Nos. of above persons (entities only).

            R.A. Investment Group

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
--------------------------------------------------------------------------------

     (a)
--------------------------------------------------------------------------------

     (b)
--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     Illinois General Partnership, USA

--------------------------------------------------------------------------------


Number of Shares           5.   Sole Voting Power
Beneficially Owned By
Each Reporting Person
With:                             2,185,323

                           ----------------------------------------------------

                           6.   Shared Voting Power

                                  0
                           ----------------------------------------------------

                           7.   Sole Dispositive Power

                                  2,185,323

                           ----------------------------------------------------

                           8.   Shared Dispositive Power

                                  0

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,185,323

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)

       6.2%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)

        PN

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                               Page 2 of 5 pages
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ITEM 1.

     (a) Name of Issuer

                  Maxygen, Inc.

     (b) Address of Issuer's Principal Executive Offices

                  515 Galveston Drive

                  Redwood City, CA

ITEM 2.

     (a) Name of Person Filing

                  R.A. Investment Group

     (b) Address of Principal Business Office or, if none, Residence

                  200 West Madison, Suite 2500

                  Chicago, Illinois 60606

     (c) Citizenship

                  Illinois general partnership

     (d) Title of Class of Securities

                  Common Stock, par value $0.0001 per share

     (e) CUSIP Number

                  577776107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

     (e) [_]  An investment adviser in accordance with Section 240.13d-1(b)(1)
              (ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              Section 240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:  2,185,323.

     (b) Percent of class:  6.2%.

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote 2,185,323.

         (ii)  Shared power to vote or to direct the vote 0.


                               Page 3 of 5 pages

         (iii) Sole power to dispose or to direct the disposition of 2,185,323.

         (iv)  Shared power to dispose or to direct the disposition of 0.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not applicable

ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        Date: February 14, 2005



                        R.A. INVESTMENT GROUP, an Illinois general partnership

                        By: R.A. Trust #25, a partner



                              By:  /s/ Karl J. Breyer,
                                  --------------------
                                   Karl J. Breyer, not individually,
                                   but solely as co-trustee of the above
                                   trust


                              By:  /s/ Thomas J. Pritzker,
                                   ------------------------
                                   Thomas J. Pritzker, not individually,
                                   but solely as co-trustee of the above
                                   trust


                              By:  /s/ Marshall E. Eisenberg,
                                   ---------------------------
                                   Marshall E. Eisenberg, not individually,
                                   but solely as co-trustee of the above trust



                                Page 5 of 5 pages